 Table of Contents

Exhibit 21

SUBSIDIARIES OF HEALTH BENEFITS DIRECT CORPORATION

Health Benefits Direct Corporation’s (‘‘Registrant’’) subsidiaries as of April 10, 2006, are listed below.

Subsidiary	Ownership	Jurisdiction
Insurance Specialist Group Inc.	100% owned by Registrant	Florida
HBDC II, Inc.	100% owned by Registrant	Delaware
Platinum Partners, LLC	100% owned by HBDC II, Inc.	Florida
Health Benefits Direct II, LLC	100% owned by HBDC II, Inc.	Florida
Health Benefits Direct III, LLC	100% owned by HBDC II, Inc.	Florida